                                                                   Exhibit 10.41

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "ESCROW AGREEMENT") is made and entered into as of November 29, 2000 by and among XCare.net, Inc., a Delaware corporation ("XCARE.NET"), Alan Hochman ("SELLER"), as sole shareholder of Integrated Media, Inc., a New York corporation ("INTEGRATED MEDIA"), and Wells Fargo Bank West, NA as escrow agent (the "ESCROW AGENT").

                                    RECITALS

     A. Simultaneously herewith, XCare.net, Seller and Integrated Media are entering into that certain Stock Purchase Agreement dated as of November 29, 2000 (the "PURCHASE AGREEMENT"), pursuant to which XCare.net is purchasing and Seller is selling (the "PURCHASE") all of the issued and outstanding capital stock of Integrated Media, all of which capital stock is owned by Seller (the "SHARES"). Unless otherwise indicated, capitalized terms used but not defined herein will have the meanings ascribed to them in the Purchase Agreement.

     B. Simultaneously herewith, Seller and XCare.net are entering into that certain Employment Agreement dated as of November 29, 2000 (the "EMPLOYMENT AGREEMENT").

     C. One of the conditions to the closing of the Purchase, as set forth in the Purchase Agreement, is the execution and delivery of this Escrow Agreement.

     D. Pursuant to Section 1.2 of the Purchase Agreement, XCare.net is depositing with the Escrow Agent ONE MILLION DOLLARS (U.S.$1,000,000) in immediately available funds (the "ESCROW AMOUNT") into an escrow account (the "ESCROW ACCOUNT"). This Escrow Amount represents one third of the total consideration to be paid by XCare.net to Seller for the Shares pursuant to
Section 1.2 of the Purchase Agreement and, subject to the satisfaction of any potential indemnification obligations of the Seller to any Indemnified Person for Losses under Article VI of the Purchase Agreement, will be distributed in two installments as follows: (a) $500,000 to be paid to the Seller in cash six
(6) months after the date of this Escrow Agreement; and (b) the balance in the Escrow Account to be paid to the Seller in cash one (1) year after the date of this Escrow Agreement.

     E. This Escrow Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make distributions and disbursements from, the Escrow Account and the duties for which the Escrow Agent will be responsible.

     NOW, THEREFORE, as an inducement to XCare.net to acquire the Shares, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


     1. APPOINTMENT. XCare.net and Seller hereby appoint Escrow Agent as escrow agent to serve in such capacity in accordance with the terms and conditions set forth in this Escrow Agreement. Escrow Agent hereby accepts such appointment.

     2. PURCHASE AGREEMENT AND EMPLOYMENT AGREEMENT. The Escrow Agent acknowledges receipt of a copy of each of the Purchase Agreement and the Employment Agreement; however, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Purchase Agreement or the Employment Agreement notwithstanding any provision therein to the contrary.

3. ESCROW AMOUNT. Simultaneously with the execution of the Purchase Agreement, XCare.net will deposit the Escrow Amount directly with the Escrow Agent by wire transfer of immediately available funds, the receipt of which will be acknowledged to XCare.net and Seller, and the Escrow Amount will be accepted by the Escrow Agent as escrow agent hereunder. The Escrow Account, as such term is used herein, will include the Escrow Amount deposited pursuant to this Section 3 and any interest earned thereon, less any payments or distributions made hereunder.

     4. INVESTMENT.

         (a) The Escrow Amount placed in the Escrow Account, together with all interest accruing thereon, will be invested by the Escrow Agent, without distinction as to principal and income, upon receipt of written instructions from Seller and any one of the officers of Xcare.net set forth on Schedule A, in one or more of the following investments: (i) interest bearing open-ended or time deposits of any domestic bank with assets in excess of U.S.$500,000,000 (including deposit in the Escrow Agent's bank money market deposit accounts), including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; provided, however, that any amount not invested in the Escrow Agent's bank money market deposit accounts will be invested, to the extent reasonably possible, in accounts that are insured by the Federal Deposit Insurance Corporation; or (ii) short-term U.S. Department of Treasury bills, or any short-term AAA-rated government obligation money market fund that includes similar investments; provided that in the absence of such written instructions the Escrow Agent shall invest the Escrow Amount in one of the investments described above in this Section 4. Notwithstanding the foregoing, the Escrow Agent will have the power to sell or liquidate the foregoing investments whenever the Escrow Agent will be required to release all or any portion of the Escrow Account pursuant to Section 7 hereof. The Escrow Agent will not be liable for any loss resulting from any investment made pursuant to this Escrow Agreement other than those losses resulting from its gross negligence or willful misconduct or bad faith.

         (b) The parties acknowledge and agree that payment of any interest earned on the funds invested in this escrow will be subject to (i) backup withholding penalties unless either a properly completed Internal Revenue Service Form W8 or W9 certification is submitted to Escrow Agent at the time of execution of this Agreement; and (ii) Section 11 below.

     5. XCARE.NET. XCare.net represents and warrants that it is authorized to enter into this Escrow Agreement with full power and authority to act hereunder in accordance with the terms hereof.

     6. SELLER. The Seller represents and warrants that he is authorized to enter into this Escrow Agreement with full power and authority to act hereunder in accordance with the terms hereof. No bond will be required of the Seller.

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     7. CLAIMS UPON ESCROW ACCOUNT.

         (a) If XCare.net delivers a written notice to Seller and the Escrow Agent (a "XCARE.NET CLAIM NOTICE") (1) stating that XCare.net is entitled to a disbursement out of the Escrow Account based on any of the following: (x) a Loss for which XCare.net is entitled to indemnification pursuant to the Purchase Agreement, specifying the amount of such claimed Loss and, in reasonable detail, the date such Loss was paid or incurred or otherwise arose and the nature of the misrepresentation or breach to which such Loss is related, (y) termination of Seller's employment with XCare.net for Cause (as defined in the Employment Agreement); or (z) Seller's voluntary termination of his employment with XCare.net without Good Reason (as defined in the Employment Agreement); and (2) specifying the delivery instructions to be followed by Escrow Agent in paying out such claim (including without limitation any applicable wire transfer instructions of the payee or address to where a check should be sent), and within 30 days after delivery of the XCare.net Claim Notice to the Escrow Agent, the Escrow Agent does not receive a written notice (a "SELLER OBJECTION NOTICE") from Seller challenging XCare.net's entitlement to the XCare.net Disbursement Amount (as defined below), the Escrow Agent shall deliver to XCare.net from the Escrow Account, an amount equal to the XCare.net Disbursement Amount. In the event that a Seller Objection Notice is delivered within such 30 day period, the provisions of Section 7(c) of this Agreement shall apply. "XCARE.NET DISBURSEMENT AMOUNT" shall mean either (A) if the Xcare.net Claim Notice is delivered pursuant to clause (1)(x) of this subsection 7(a), the lesser of the amount of the Loss specified therein or the Escrow Amount then remaining in the Escrow Account, or (B) otherwise, the Escrow Amount then remaining in the Escrow Account, in each case plus all interest earned thereon.


         (b) If Seller (or, if applicable, Seller's estate or representative) delivers a written notice to XCare.net and the Escrow Agent (a "SELLER CLAIM NOTICE") (1) stating that Seller is entitled to a disbursement of the Escrow Amount because Seller's employment with XCare.net has been terminated (x) by XCare.net without Cause, (y) by Seller for Good Reason (as defined in the Employment Agreement), specifying in reasonable detail the nature of the Good Reason, or (z) due to Seller's death or Disability (as defined in the Employment Agreement); (2) specifying the date the termination occurred; and (3) the delivery instructions to be followed by the Escrow Agent in paying out such claim (including without limitation any applicable wire transfer instructions of the payee or address to where a check should be sent), and within 30 days after delivery of the Seller Claim Notice to the Escrow Agent, the Escrow Agent does not receive a written notice (an "XCARE.NET OBJECTION NOTICE") from XCare.net challenging Seller's entitlement to disbursement pursuant to the Seller Claim Notice, the Escrow Agent shall deliver to Seller from the Escrow Account an amount equal to (x) the Escrow Amount then remaining in the Escrow Account minus
(y) the amount of any Pending Claims (as defined below), plus all interest earned thereon, subject to Section 11 below (such amount being the "SELLER DISBURSEMENT AMOUNT"). In the event that a XCare.net Objection Notice is delivered within such 30 day period, the provisions of Section 7(c) of this Agreement shall apply.

         (c) In the event of a dispute between Seller and XCare.net over either XCare.net's entitlement to any Xcare.net Disbursement Amount or Seller's entitlement to any Seller Disbursement Amount, then the Escrow Agent shall continue to hold such disputed amount (or if the balance of Escrow Account remaining is less than such amount, shall continue to hold the balance of



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the Escrow Account then remaining) until the Escrow Agent is otherwise directed by (i) joint written instructions from Seller and XCare.net, (ii) the written decision of the arbitrators pursuant to either Section 7.11 of the Purchase Agreement or Section 13 of the Employment Agreement delivered to the Escrow Agent or (iii) a final nonappealable order of a court delivered to the Escrow Agent, upon which the Escrow Agent will be entitled to act.

         (d) Promptly after its receipt, the Escrow Agent shall deliver a copy of any XCare.net Claim Notice or XCare.net Objection Notice to Seller.

         (e) Promptly after its receipt, the Escrow Agent shall deliver a copy of any Seller Claim Notice or Seller Objection Notice to XCare.net.

     8. DISTRIBUTIONS OF ESCROW AMOUNT.

         (a) If, as of the date that is six months following the date of this Escrow Agreement (the "FIRST ESCROW RELEASE DATE"), (1) no XCare.net Claim Notice has been submitted to the Escrow Agent pursuant to Section 7, (2) XCare.net has submitted an XCare.net Claim Notice and no such XCare.net Claim Notice remains unpaid, or (3) there is one or more unpaid XCare.net Claim Notices (each a "PENDING CLAIM") that in the aggregate seek damages of less than $500,000, whether (x) Seller has consented to the Pending Claim and the XCare.net Disbursement Amount has not been paid or (y) Seller has filed a Seller Objection Notice and the dispute has not been resolved, then the Escrow Agent will pay from the Escrow Account to the Seller within five business days after the First Escrow Release Date, the lesser of $500,000 or the Escrow Amount then remaining in the Escrow Account, in each case together with interest earned on the amount, subject to Section 11 below (the "FIRST ESCROW AMOUNT"). The Escrow Agent will pay the First Escrow Amount to Seller by certified or bank cashier's check to the address provided herein or by wire transfer of immediately available federal funds as directed in a written notice delivered by Seller to the Escrow Agent no less than five business days prior to the First Escrow Release Date.

         (b) If on the First Escrow Release Date, there are one or more Pending Claim(s) which in the aggregate seek damages of more than $500,000, whether (i) Seller has consented to the Pending Claim and the XCare.net Disbursement Amount has not been paid or (ii) Seller has filed a Seller Objection Notice and the dispute has not been resolved, then the Escrow Agent will pay from the Escrow Account to the Seller the difference calculated by subtracting (x) the amount of all such Pending Claims from (y) the lesser of $1,000,000 or the Escrow Amount then remaining in the Escrow Account, in each case together with all interest earned on the such amount, subject to Section 11 below (the "ADJUSTED FIRST ESCROW AMOUNT"). The Adjusted First Escrow Amount shall be paid in accordance with Section 8(a).

         (c) If as of the date that is one year following the date of this Escrow Agreement (the "SECOND ESCROW RELEASE DATE"), there are no Pending Claims, the Escrow Agent will pay to the Seller all remaining funds in the Escrow Account, together with all interest earned thereon (subject to Section 11 below) within five business days after the Second Escrow Release Date. The Escrow Agent will pay the Second Escrow Amount to Seller by certified or bank cashier's check to the address provided herein or by wire transfer of immediately available federal funds as directed in a



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written notice delivered by Seller to the Escrow Agent no less than five business days prior to the Second Escrow Release Date.

         (d) If on the Second Escrow Release Date, there are one of more Pending Claim(s) which in the aggregate seek damages of less than the Escrow Amount at that time, whether (i) Seller has consented to the Pending Claim and the XCare.net Disbursement Amount has not been paid or (ii) Seller has filed a Seller Objection Notice and the dispute has not been resolved, then the Escrow Agent shall pay to Seller the difference calculated by subtracting (x) the aggregate amount of the Pending Claims from (y) the amount of funds in the Escrow Account on the Second Escrow Release Date (the "ADJUSTED SECOND ESCROW AMOUNT"). The Adjusted Second Escrow Amount shall be paid in accordance with
Section 8(c).

         (e) If after the Second Escrow Release Date, there are funds available in the Escrow Account that remain in dispute, such funds shall be distributed to the appropriate party only pursuant to terms for disbursing disputed amounts in
Section 7(c).

     9. ESCROW PROVISIONS.

         (a) The Escrow Agent may rely and will be protected in acting or refraining from acting upon any written notice, request, waiver, consent, receipt or other paper or document from any duly authorized officer or agent of XCare.net or from the Seller, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained that the Escrow Agent in good faith believes to be genuine and as to which the Escrow Agent will have no actual notice of invalidity, lack of authority or other deficiency. XCare.net and Seller will notify the Escrow Agent in writing of the final resolution of all Pending Claims.

         (b) The Escrow Agent will not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except for any liability arising from its own gross negligence, willful misconduct or bad faith.

         (c) The Escrow Agent will be entitled to consult with competent and responsible counsel of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and will be fully protected in taking any action or omitting to take any action in good faith in accordance with the advice of such counsel.

         (d) Except as provided in Section 9(f) below, XCare.net and the Seller jointly and severally agree to indemnify and hold the Escrow Agent harmless for any and all claims, liabilities, costs, payments and expenses of Escrow Agent in connection with its performance of its duties hereunder, including without limitation, fees and expenses of counsel (who may be selected by the Escrow Agent) for court actions, or for anything done or omitted by it in the performance of this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence, willful misconduct or bad faith.

         (e) All evidence of investment of funds in the Escrow Account (including, but not limited to, savings account passbooks, certificates, notes and other similar items) will be kept in



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safekeeping by the Escrow Agent. The Escrow Agent will keep accurate accounts of all income and interest earned by the funds in the Escrow Account. Within 30 days after the close of each calendar quarter, Escrow Agent will provide XCare.net and the Seller a full written accounting of the principal and interest in the Escrow Account.

         (f) All fees and related expenses of the Escrow Agent for its services hereunder (including fees and expenses of its legal counsel) will be paid by the Seller. Such fees and expenses will be determined in accordance with the fee schedule attached hereto as Schedule B or as otherwise provided to the Seller.

         (g) None of the provisions contained in this Escrow Agreement will cause the Escrow Agent to advance or risk its own funds in the performance of its duties herein described other than with respect to actions in the ordinary course of business.

     10. SUCCESSOR ESCROW AGENT. The Escrow Agent, or any successor, may resign at any time upon giving written notice to each of XCare.net and Seller 30 days before such resignation will take effect. In addition, XCare.net and the Seller may terminate the Escrow Agent's appointment as escrow agent upon giving written notice (jointly signed by XCare.net and the Seller) to the Escrow Agent thirty
(30) days before such termination will take effect. If the Escrow Agent shall resign, be terminated or be unable to serve, then it will be succeeded by such bank or trust company jointly named by XCare.net and the Seller in such thirty
(30) day period, or if no such appointment is made by that time, then by a bank or trust company appointed by a court of competent jurisdiction upon petition by any of the Escrow Agent, XCare.net or the Seller (in which action the other party or parties will be afforded a reasonable opportunity to participate) to appoint a successor escrow agent. The Escrow Agent will transfer the Escrow Account and all books and records with respect thereto and to this Escrow Agreement to its successor and will thereupon be discharged as escrow agent hereunder, and the successor will thereupon succeed to all of the rights, powers and duties and will assume all of the obligations of the Escrow Agent originally named in this Escrow Agreement. If no successor escrow agent is appointed within six (6) months of the giving of notice to resign by the Escrow Agent, Escrow Account may transfer the Escrow Account into the law offices of Kronish, Lieb, Weiner & Hellman LLP at New York, NY.

     11. PAYMENT OF TAXES. XCare.net and Seller hereto agree that they intend for (1) the Escrow Account to be treated for federal, state and local income tax purposes as a "contingent at-closing escrow" within the meaning of Proposed Treasury Regulation Section 1.468B-8(b), (2) the assets held in Escrow Account to be treated for federal, state and local income tax purposes as owned by XCare.net, and (3) XCare.net to take into account in determining its taxable income all items of income, deduction, and credit realized on the investment of the Escrow Account during the term hereof. XCare.net and Seller agree that they will prepare all tax returns and report items of income, deduction and credit in a manner consistent with such intent. Upon any disbursement from the Escrow Account and upon termination (as set forth in Section 12 below), the Escrow Agent shall, at the same time, make a distribution to XCare.net from the Escrow Account in the amount of 30% of any interest included as part of such disbursement from the Escrow Account, for the purposes of defraying any tax liability (whether calculated under federal, state, local and other tax laws, including but not limited to net worth, capital and other taxes) imposed as a result of XCare.net's



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ownership of the Escrow Account. The Escrow Agent will furnish such information to the other parties hereto as will be requested in writing for tax preparation purposes by such parties.

     12. TERMINATION. Upon the release from escrow of the entire Escrow Amount, this Agreement and all duties and obligations of the Escrow Agent hereunder shall be terminated.

     13. NOTICES. All notices and other communications hereunder will be in writing and will be deemed given or delivered if delivered personally or by express courier, mailed by registered or certified mail (return receipt requested) first class mail, postage prepaid or sent by telecopy, confirmation received, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as will be specified by like notice):


         (a) If to XCare.net, to:

                 XCare.net
                 6400 S. Fiddlers Green Circle, Suite 1400
                 Englewood, CO  80111
                 Attn:  Chief Financial Officer

                 with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, California 94304-1050
                 Fax:  (650) 493-6811
                 Tel: (650) 493-9300
                 Attn:  Arthur Schneiderman, Esq.

         (b) If to the Seller:

                  Alan Hochman
                  35 West 81st.
                  Apt 4A
                  New York, NY 10024
                  Tel:  (212) 580-4784

                  with a copy to:

                  Kronish, Lieb, Weiner & Hellman LLP
                  1114 Avenue of the Americas
                  New York, NY 10036-7798
                  Tel:  (212) 479-6198
                  Fax:  (212) 479-6275
                  Attn:  Renee Schwartz, Esq.

         (c) If to the Escrow Agent:

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

                  Wells Fargo Bank West, National Association
                  Corporate Trust and Escrow Services
                  1740 Broadway
                  MAC C7301-024
                  Denver, Colorado 80274
                  Tel: 303/863-6247
                  Fax: 303/863-5645


     14. NONASSIGNABILITY. Notwithstanding anything to the contrary contained herein, neither the Escrow Amount nor any beneficial interest therein may be sold, assigned or otherwise transferred, including by operation of law, by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Seller except that Seller's rights may be assigned by will or laws of descent. The Escrow Amount shall not be reachable by XCare.net creditors or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of XCare.net. Any such attempted transfer in violation of this Section will be null and void.

     15. SUCCESSORS AND ASSIGNS. Subject to Section 14, this Escrow Agreement and all action taken hereunder in accordance with its terms will be binding upon and inure to the benefit of XCare.net, its subsidiaries, and their respective successors and assigns, the Escrow Agent and its successors and the Seller and its respective successors, assigns, heirs, executors, administrators and legal representatives.


     16. ENTIRE AGREEMENT. This Escrow Agreement constitutes the entire agreement among the parties with the Escrow Agent, and among the other parties with respect to this particular escrow except as set forth under the Purchase Agreement, and it supersedes all prior or concurrent arrangements or understandings with respect thereto. The other parties hereby acknowledge and agree that Escrow Agent's duties and obligations hereunder are limited, and that Escrow Agent will have no duties or obligations except as clearly specified herein, and no implied duties or obligations will be read into this Escrow Agreement against the Escrow Agent, nor will Escrow Agent have any responsibility for the enforcement of the obligations of any parties hereto.

     17. WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     18. COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which will be deemed an original, but such counterparts will together constitute one and the same instrument.

     19. GOVERNING LAW. This Escrow Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to its choice of law provisions).


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

     20. CONSEQUENTIAL DAMAGES. In no event will the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action except with respect to any liability arising from its own gross negligence, willful misconduct or bad faith.

     21. JURISDICTION. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of New York.




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         IN WITNESS WHEREOF, the parties have executed or caused this Escrow
Agreement to be duly executed as of the day and year first above written.

                                       XCare.net, Inc.



                                       By:
                                           ----------------------------------

                                       Name:
                                             --------------------------------

                                       Title:
                                              -------------------------------



                                       SELLER



                                       By:
                                           ----------------------------------
                                            Alan Hochman



                                       Wells Fargo Bank West, NA



                                       By:
                                           ----------------------------------

                                       Name:
                                             --------------------------------

                                       Title:
                                              -------------------------------











                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                   SCHEDULE A

                          XCARE.NET AUTHORIZED OFFICERS



            NAME AND TITLE                              SIGNATURE
-------------------------------------- ----------------------------------------



Lorine Sweeney, Chief Executive Officer
and President                           --------------------------------------


Gary Scherping, Vice President
of Finance                              --------------------------------------


                                        --------------------------------------


                                        --------------------------------------

                                   SCHEDULE B

                            ESCROW AGENT FEE SCHEDULE